FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2006 (April 17, 2006)

Trimble Navigation Limited
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

0-18645
(Commission File Number)

94-2802192
(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, California
(Address of principal executive offices)

94085
(Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          On April 17, 2006, Trimble and Mark Harrington, Trimble’s Vice President of Strategic Development, entered into Trimble’s standard executive officer change in control severance agreement. The agreement provides that Mr. Harrington’s then unvested stock options will vest upon a Change in Control (as defined in the agreement).  The agreement also provides that, if his employment is terminated other than by reason of a Nonqualifying Termination (as defined in the agreement) within the period commencing with the change in control and ending one year following the change in control, (i) Mr. Harrington shall receive a severance payment equal to one year base salary plus bonus (each calculated in accordance with the terms of the agreement), (ii) the Company shall continue to provide Mr. Harrington with medical and other insurance for a period of one year following the date of termination of his employment on the same basis as provided prior to termination, and (iii) Mr. Harrington may exercise any then outstanding stock options for a period of one year following the date of termination of his employment, unless such options expire earlier.

Item 2.02 Results of Operations and Financial Condition.

          On April 19, 2006, the Company announced its financial results for the quarter ended March 31, 2006.  A copy of the press release dated April 19, 2006 relating to this announcement is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Ex. 99.1   Text of Company Press Release dated April 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE NAVIGATION LIMITED
a California corporation

Dated: April 19, 2006

/s/ Irwin Kwatek

Irwin Kwatek
Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Text of Company Press Release dated April 19, 2006